Exhibit 99.1

6113 Lemmon, Dallas, Texas 75209 Tel
NEWS RELEASE	214.956.4511 • Fax 214.956.4446
	Contact:	David Tehle
Executive Vice President and
Chief Financial Officer
	Media Contact:	Peter Duda
212.445.8213
pduda@webershandwick.com

FOR IMMEDIATE RELEASE

Haggar Corp. Announces Nominees for Board of Directors

DALLAS, February 3, 2003 — The Board of Directors of Haggar Corp. (Nasdaq: HGGR) today announced Rae F. Evans and James Neal Thomas as nominees for election as Class I directors at the next annual meeting of stockholders, to be held on April 2, 2003.  As a director, Mr. Thomas would serve on the Company’s audit committee, filling the role of “audit committee financial expert” according to final rules recently issued by the Securities and Exchange Commission (SEC).

“We are pleased to re-nominate Ms. Evans, and are delighted with the prospect of Mr. Thomas joining our Board of Directors.  Ms. Evans has provided the Board with valuable and unique insight, and will continue to contribute towards the continued success of the Company,” said J. M. Haggar, III, the Company’s Chairman and Chief Executive Officer.  “Mr. Thomas’ extensive experience in the areas of audit and corporate governance will further enhance our Board’s capabilities in these important areas. We are also proud of being one of the first companies to announce a candidate that would fulfill the role of ‘audit committee financial expert’ on our audit committee, a key element in our broader initiative launched last spring to enhance our corporate governance policies and practices.

The Haggar Board of Directors expressed its desire to re-nominate Donald E. Godwin to the Board, whose term will expire at the upcoming annual meeting.  However, under proposed Nasdaq rules, Mr. Godwin would no longer meet the criteria of being an independent director, because he and his law firm, along with other outside law firms, provide legal services to the Company.  Because it has been Haggar’s long-standing practice that the majority of its directors is independent, the Company has nominated two candidates who qualify as independent under the new rules.

“Don is considered by many to be one of the top lawyers in the nation, and we were very fortunate to have him serve on our Board,” added Mr. Haggar.  “Losing Don is an unfortunate consequence of the new rules and requirements being put in place.”

Biographies of Nominees

Rae F. Evans has served as a director of the Company since 1994.  Since January 1, 2003, she has served as President and Chief Executive Officer of Evans Capitol Group, a firm specializing in Washington public policy and corporate strategies.  Ms. Evans formerly served as President of Evans & Black, Inc., beginning in 1999, and, prior to that time, as the President of Rae Evans & Associates, beginning in 1995, both of which are predecessors of Evans Capitol Group.  Ms. Evans is a former Director of Brinker International and was recently elected to the Board of Directors of the Ladies Professional Golf Association. Ms. Evans, prior to establishing her firm, held senior government relations positions at both Hallmark Cards, Inc. and CBS Inc.  She is a past President of the Business-Government Relations Council, a business group of senior government affairs representatives of Fortune 500 companies.

James Neal Thomas served as a Senior Audit Partner with Ernst & Young, an independent, public accounting firm, prior to his retirement in 2000 after 32 years with Ernst & Young.  As a Senior Audit Partner, Mr. Thomas worked extensively with audit committees of the boards of directors of public companies on matters of corporate governance and audit committee responsibilities and duties.  Representative clients of Mr. Thomas included Wal-Mart Stores, Inc., Comp USA, The Williams Companies, Inc., Pioneer Natural Resources Company, Williams Telecommunications Corp. and Tyson Foods, Inc.

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About Haggar Corp.

Haggar Clothing Co., a wholly owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear with global headquarters in Dallas, Texas. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. The Company also holds exclusive licenses in the United States to use the Claiborne® trademark and in the United States and Canada to use the DKNY® trademark to manufacture, market, and sell men’s shorts and pants in men’s classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.

Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

Important Additional Information Will Be Filed with the SEC

The Company plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the Company’s 2003 Annual Meeting of Stockholders.  The definitive proxy statement will contain important information about the Company and the matters to be voted on at the Annual Meeting.  Investors and security holders are urged to read the definitive proxy statement carefully when it becomes available.  Investors and security holders will be able to obtain free copies of the definitive proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement from the Company by contacting Mr. David Tehle, the Company’s Executive Vice President and Chief Financial Officer, Secretary and Treasurer at 214-352-8481.

The Company and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in respect of the Annual Meeting and the matters to be voted on at such meeting.  Information regarding the Company’s directors and these executive officers may be obtained by reading the Company’s preliminary proxy statement filed with the SEC in connection with the Company’s 2003 Annual Meeting of Stockholders, its Annual Report on Form 10-K, as amended, for the year ended September 30, 2002 and its definitive proxy statement dated January 7, 2002 in connection with the Company’s 2002 Annual Meeting of Stockholders.  Additional information regarding the participants in the solicitation may be obtained by reading the definitive proxy statement in connection with the Company’s 2003 Annual Meeting of Stockholders when it becomes available.